                                 SCHEDULE 13D/A

                                 (RULE 13d-101)

  Information to be Included in Statements Filed Pursuant to Rule 13d-1(a) and
               Amendments Thereto Filed Pursuant to Rule 13d-2(a)

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13D/A

                  Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                           Republic Bancshares, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $2.00 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  759929102000
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                             Dennis N. Newman, Esq.
                         Sonnenschein Nath & Rosenthal
                                8000 Sears Tower
                            Chicago, Illinois 60606
                                 (312) 876-8000
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                               December 28, 2000
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Page 1 of 22 Pages

CUSIP NO. 759929102000            13D/A                       PAGE 2 OF 22 PAGES

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    George P. Bauer
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    637,628
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    637,628
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     637,628
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     6.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 759929102000            13D/A                       PAGE 3 OF 22 PAGES

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Harrison I. Steans
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    637,185
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    681,629
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     681,629
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     6.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 759929102000            13D/A                       PAGE 4 OF 22 PAGES

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Thomas B. Hunter, III
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    20,000
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    20,000
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     20,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 759929102000            13D/A                       PAGE 5 OF 22 PAGES

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Richard D. Michaels
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    1,000
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    1,000
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 759929102000            13D/A                       PAGE 6 OF 22 PAGES

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Adeline S. Morrison
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    7,000
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    7,000
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 759929102000            13D/A                       PAGE 7 OF 22 PAGES

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Harold H. Morrison
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    7,000
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    7,000
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 759929102000            13D/A                       PAGE 8 OF 22 PAGES

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Helen H. Morrison
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    2,000
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    2,000
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 759929102000            13D/A                       PAGE 9 OF 22 PAGES

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Lois L. Morrison
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    1,500
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    1,500
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,500
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 759929102000            13D/A                      PAGE 10 OF 22 PAGES

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Margot M. Brinley
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    1,500
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    1,500
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,500
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 759929102000            13D/A                      PAGE 11 OF 22 PAGES

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Amy M. Heinreich
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    1,500
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    1,500
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,500
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Less than 0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 759929102000            13D/A                      PAGE 12 OF 22 PAGES

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Heather A. Steans
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    10,000
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    10,000
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 759929102000            13D/A                      PAGE 13 OF 22 PAGES

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Jennifer W. Steans
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    10,000
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    10,000
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 759929102000            13D/A                      PAGE 14 OF 22 PAGES

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Robin M. Steans
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    10,000
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    10,000
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 759929102000            13D/A                      PAGE 15 OF 22 PAGES

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Duncan M. Toll
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    PF
--------------------------------------------------------------------------------
5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    10,000
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    10,000
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     10,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [X]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.1%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

CUSIP NO. 759929102000            13D/A                      PAGE 16 OF 22 PAGES


         This Amendment No. 4 to Schedule 13D amends and restates in full as set forth below Items 3, 5 and 6 of the Schedule 13D as originally filed on October 1, 1999 (the "Original Schedule 13D") and as amended by Amendment No. 1 thereto (filed on December 15, 1999), Amendment No. 2 thereto (filed on January 20,
2000) and Amendment No. 3 thereto (filed on November 22, 2000). Terms not defined in this Amendment No. 4 shall have the respective meanings given to such terms in the Original Schedule 13D.

ITEM 3.        SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Information regarding the amount of funds used by each Filing Person to acquire the shares of Common Stock beneficially owned by such filing person is provided in the first table in Item 5 of this Schedule and is incorporated by reference in this Item 3. Unless otherwise indicated in such table, the source of each such amount was personal funds of the Filing Person.

ITEM 5.        INTEREST IN SECURITIES OF THE ISSUER.

         The following table sets forth for each of the Filing Persons (i) the number of shares of Common Stock beneficially owned by such Filing Person as of the close of business on January 3, 2001, (ii) the percentage of the outstanding Common Stock that such number represents, and (iii) the aggregate amount of funds used by such Filing Person to acquire the shares of Common Stock beneficially owned by such Filing Person. All such amounts represented personal funds of the respective Filing Persons. The amount of funds shown for Messrs. George P. Bauer and Harrison I. Steans reflect correction, respectively, of (i) an inadvertent understatement of approximately $170,000 in the amount of funds for Mr. Bauer shown in Item 5 of Amendment No. 1 (which was perpetuated in Amendments 2 and 3), and (ii) an inadvertent overstatement of approximately $735,000 in the amount of funds shown for Mr. Steans in Item 5 of Amendment No. 2 (which was perpetuated in Amendment No. 3).



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CUSIP NO. 759929102000            13D/A                      PAGE 17 OF 22 PAGES


                                                 Percent of         Amount
            Filing Person            Shares     Outstanding(1)     of Funds
            -------------            ------     --------------     --------
         George P. Bauer            637,628          6.0%         $8,306,815
         Thomas B. Hunter, III       20,000          0.2%           $268,313
         Richard D. Michaels          1,000            *             $15,000
         Adeline S. Morrison          7,000            *             $97,628
         Harold H. Morrison           7,000            *             $97,628
         Helen H. Morrison            2,000            *             $29,940
         Lois L. Morrison             1,500            *             $22,410
         Margot M. Brinley            1,500            *             $22,410
         Amy M. Heinrich              1,500            *             $22,410
         Harrison I. Steans         681,629(2)       6.4%         $9,255,791
         Heather A. Steans           10,000          0.1%           $142,568
         Jennifer W. Steans          10,000          0.1%           $142,568
         Robin M. Steans             10,000          0.1%           $142,568
         Duncan M. Toll              10,000          0.1%           $125,625

         ------------------
         *     Less than 0.1%.

         (1) The ownership percentages in this Schedule 13D are based upon (i) the 10,555,989 shares of Common Stock that the Issuer reported as outstanding as of September 30, 2000 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the "SEC") on November 7, 2000 and (ii) in the case of Mr. Steans, the 44,444 shares of Common Stock (the "Conversion Shares") issuable upon conversion of the $800,000 aggregate principal amount of the Issuer's Convertible Subordinated Debentures Due 2014 held by Mr. Steans. (As required by the rules of the SEC, the Conversion Shares are considered outstanding for purposes of computing the ownership percentage of Mr. Steans.)

         (2) The shares beneficially owned by Mr. Steans include 637,185 shares of Common Stock and 44,444 Conversion Shares.

         The filing of this Schedule 13D shall not be construed as an admission that any Filing Person is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), or for any other purpose, the beneficial owner of any securities other than the securities stated herein to be beneficially owned by such Filing Person. If, however, the Filing Persons are considered to constitute a "group" for purposes of Section 13(d)(3) of the Exchange Act, each Filing Person would be considered to be the beneficial owner of an aggregate of 1,400,757 shares of Common Stock (including the 44,444 Conversion Shares), or approximately 13.2% of the Common Stock outstanding as of September 30, 2000.

         The following table sets forth the transactions effected by or on behalf of (see Item 6 below) the Filing Persons in the Common Stock during the past 60 days. All such

CUSIP NO. 759929102000            13D/A                      PAGE 18 OF 22 PAGES


transactions were made on the open market by or on behalf of the Filing Person. Prices include commissions, if any.



                                                  Shares       Price Per Share
         Filing Person           Trade Date      Purchased     With Commission
         -------------           ----------      ---------     ---------------
          Mr. Steans              11/8/00           1,100            9.27
                                  11/9/00             500            9.02
                                  11/9/00             150            8.93
                                  11/10/00          1,000            8.88
                                  11/13/00          1,000            8.88
                                  11/14/00          7,000            8.88
                                  11/15/00          4,450            8.88
                                  11/15/00          1,000            8.95
                                  11/17/00            950            8.88
                                  11/21/00          1,500            8.88
                                  11/22/00          4,500            8.76
                                  11/27/00          3,000            8.76
                                  11/28/00            900            8.76
                                  11/29/00          1,300            8.76
                                  11/29/00            750            8.75
                                  11/30/00            650            8.76
                                  12/1/00           3,000            8.88

CUSIP NO. 759929102000            13D/A                      PAGE 19 OF 22 PAGES



                                  12/4/00                550            8.58
                                  12/4/00              1,150            8.76
                                  12/5/00              1,350            8.88
                                  12/6/00                700            8.89
                                  12/8/00              1,950            9.00
                                  12/8/00              1,500            9.13
                                  12/11/00             2,400            9.26
                                  12/11/00             1,000            9.01
                                  12/12/00             5,500            9.25
                                  12/14/00             1,000            9.39
                                  12/14/00             1,500            9.26
                                  12/15/00               200            9.29
                                  12/18/00             1,500            9.26
                                  12/19/00             1,500            9.63
                                  12/19/00             1,600            9.51
                                  12/19/00               550            9.39
                                  12/20/00             1,500            9.26
                                  12/20/00             1,700            9.13
                                  12/21/00               250            9.41
                                  12/21/00             1,600            9.26
                                  12/22/00             1,500            9.26
                                  12/22/00               450            9.52
                                  12/26/00             1,050            9.38
                                  12/27/00             1,850            9.51
                                  12/27/00             1,500            9.44
                                  12/27/00             1,050            9.38
                                  12/28/00             7,800            9.38
                                  12/28/00             1,500            9.32
                                  12/29/00             3,000            9.38
                                  12/29/00             2,600            9.26
                                   1/3/01                150            9.31


            Mr. Bauer             11/8/00              1,100            9.27
                                  11/9/00                500            9.02
                                  11/9/00                150            8.93
                                  11/10/00             1,000            8.88
                                  11/13/00             1,000            8.88
                                  11/14/00             7,000            8.88
                                  11/15/00             4,450            8.88
                                  11/15/00             1,000            8.95
                                  11/17/00               950            8.88
                                  11/21/00             1,500            8.88
                                  11/22/00             4,500            8.76

CUSIP NO. 759929102000            13D/A                      PAGE 20 OF 22 PAGES




                                  11/27/00            3,000           8.76
                                  11/28/00              900           8.76
                                  11/29/00            1,300           8.76
                                  11/29/00              750           8.75
                                  11/30/00              650           8.76
                                  12/1/00             3,000           8.88
                                  12/4/00               550           8.58
                                  12/4/00             1,150           8.76
                                  12/5/00             1,350           8.88
                                  12/6/00               700           8.89
                                  12/8/00             1,950           9.00
                                  12/8/00             1,500           9.13
                                  12/11/00            2,400           9.26
                                  12/11/00            1,000           9.01
                                  12/12/00            5,500           9.25
                                  12/14/00            1,000           9.39
                                  12/14/00            1,500           9.26
                                  12/15/00              200           9.29
                                  12/18/00            1,500           9.26
                                  12/19/00            1,500           9.63
                                  12/19/00            1,600           9.51
                                  12/19/00              550           9.39
                                  12/20/00            1,500           9.26
                                  12/20/00            1,700           9.13
                                  12/21/00              250           9.41
                                  12/21/00            1,600           9.26
                                  12/22/00            1,500           9.26
                                  12/22/00              450           9.52
                                  12/26/00            1,050           9.38
                                  12/27/00            1,850           9.51
                                  12/27/00            1,500           9.44
                                  12/27/00            1,050           9.38
                                  12/28/00            7,800           9.38
                                  12/28/00            1,500           9.32
                                  12/29/00            3,000           9.38
                                  12/29/00            2,600           9.26
                                   1/3/01               150           9.31


         Each Filing Person has sole voting and dispositive power with respect to the shares of Common Stock owned by him and the sole right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares.

CUSIP NO. 759929102000            13D/A                      PAGE 21 OF 22 PAGES


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER.

         All of the shares of Common Stock purchased by the Filing Persons other than Mr. Steans and Mr. Bauer have been purchased for such persons by Mr. Steans or Mr. Bauer. The 156,935 shares of Common Stock acquired by Mr. Steans on December 29 and 30, 1999 were purchased for his account by Mr. Steans. The shares reported as purchased by Mr. Bauer in October and November, 2000 in Item 5 of Amendment No. 3 and reported as purchased by Mr. Bauer in November and December, 2000 and January, 2001 in Item 5 of this Amendment No. 4 to Schedule 13D were purchased by him for his account. The shares reported as purchased by Mr. Steans in October and November, 2000 in Item 5 of Amendment No. 3 and reported as purchased by Mr. Steans in November and December, 2000 and January, 2001 in Item 5 of this Amendment No. 4 to Schedule 13D were purchased by Mr. Bauer for Mr. Steans' account. In addition, the Filing Persons consult with each other from time to time and exchange information concerning the Issuer, their respective investments in Common Stock and their discussions with management, directors and other security holders of the Issuer. Accordingly, the Filing Persons may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Exchange Act.

         Other than as described under this Item 6 and the Filing Persons' agreement to file jointly this Schedule 13D, the Filing Persons have no contract, arrangement, understanding or relationship (legal or otherwise) with any person with respect to any securities of the Company, including but not limited to transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

CUSIP NO. 759929102000            13D/A                      PAGE 22 OF 22 PAGES



                                   SIGNATURES

         After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



GEORGE P. BAUER
For himself and as attorney-in-fact for Duncan M. Toll



/s/ George P. Bauer
--------------------------------------
Name:  George P. Bauer
Date:  January 8, 2001



HARRISON I. STEANS
For himself and as attorney-in-fact for the following persons:

Thomas B. Hunter, III
Richard D. Michaels
Adeline S. Morrison
Harold H. Morrison
Helen H. Morrison
Lois L. Morrison
Margot M. Brinley
Amy M. Heinrich
Heather A. Steans
Jennifer W. Steans
Robin M. Steans



/s/ Harrison I. Steans
--------------------------------------
Name:  Harrison I. Steans
Date:  January 8, 2001